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                                                                    EXHIBIT 4.1

                           COMMERCIAL INTERTECH CORP.

                      STOCK OPTION AND AWARD PLAN OF 1995

SECTION 1.  PURPOSE.

         The purpose of the Commercial Intertech Corp. Stock Option and Award Plan of 1995 (the "Plan") is to assist Commercial Intertech Corp. (the "Company") in attracting and retaining capable employees and outside directors. The Plan will provide long and short term incentives to key employees by encouraging and enabling them to participate in the Company's future prosperity and growth. The Plan will provide equity ownership opportunities and appropriate incentives to better match the interests of key employees and outside directors with those of shareholders.

         These objectives will be promoted through the granting to key employees of equity instruments including (i) options [Incentive Stock Options ("ISOs")] which are intended to qualify under Section 422 of the Internal Revenue Code of 1986 (the "Code"); (ii) options which are not intended to so qualify [Nonqualified Stock Options ("NQSOs")]; (ISOs and NQSOs are referred to together hereinafter as "Stock Options"); (iii) Restricted Stock; (iv) Performance Shares; and (v) Annual Incentive Awards. All members of the Company's Board of Directors (the "Board") who are not currently employees of the Company ("Outside Directors") may receive NQSOs from the Plan only as provided herein.

SECTION 2.  ADMINISTRATION.

         The Plan shall be administered by the Compensation Committee (the "Committee") of the Board which shall have the power and authority to grant to eligible employees Stock Options, Restricted Stock, Performance Shares, and Annual Incentive Awards. In particular, the Committee shall have the authority to: (i) select employees of the Company as recipients of awards; (ii) determine the number and type of awards to be granted; (iii) determine the terms and conditions, not inconsistent with the terms hereof, of any award granted; (iv) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable;
(v) interpret the terms and provisions of the Plan and any award granted and any agreements relating thereto; and (vi) otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions
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hereof shall be made in the Committee's sole discretion and shall be final and binding on all persons. Members of the Compensation Committee shall meet the criteria so as to be "outside directors" within the meaning of Code Section 162(m) and "disinterested administrators" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

SECTION 3.  ELIGIBILITY.

         Key employees of the Company, and any subsidiary of the Company ("Subsidiary"), who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, are eligible to be granted awards. The participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible. In addition, all Outside Directors are eligible to receive NQSOs as set forth in Section 9.

SECTION 4.  STOCK SUBJECT TO PLAN.

         The total number of shares of the Company's common stock, $1.00 par value, ("Stock") reserved and available for distribution pursuant to awards hereunder shall be 750,000 shares. No more than 375,000 shares shall be granted in the form of Restricted Stock or Performance Shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

         If any shares of Stock that have been optioned cease to be subject to a Stock Option, or if any such shares of Stock that are subject to any Restricted Stock (including any Annual Incentive Awards paid in Restricted Stock) or Performance Share award granted hereunder are forfeited by the holder, or if any such Stock Option or other award otherwise terminates without a payment being made to the participant in the form of Stock, or if any shares of Stock (whether or not restricted) previously distributed under the Plan are returned to the Company in connection with the exercise of an award, such shares shall again be available for distribution in connection with future awards under the Plan.

         In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division (including, but not limited to, split-up, spin-off, split-off or distribution to Company shareholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, rights offering, merger, consolidation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the aggregate number of shares reserved





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for issuance under the Plan, the number and option price of shares subject to outstanding Stock Options, the financial performance goals, if any, of the Stock contained in a Performance Share award, the number of shares subject to a Performance Share award agreement or granted by a Restricted Stock award agreement or Annual Incentive Award agreement, and any other characteristics or terms of the awards as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes to the holders of awards, shall be appropriately substituted for new shares or adjusted, as determined by the Committee in its discretion.

SECTION 5.  STOCK OPTIONS.

         Stock Options may be granted alone or in addition to other awards granted under the Plan. Any Stock Options granted under the Plan shall be in such form as the Committee may from time to time approve and the provisions of Stock Option awards need not be the same with respect to each optionee. Stock Options granted under the Plan may be either ISOs or NQSOs. The Committee may grant to any optionee ISOs, NQSOs or both types of Stock Options. During any five fiscal year period, Stock Options covering no more than 250,000 shares of Stock shall be granted to any optionee.

         Anything in the Plan to the contrary notwithstanding, without the consent of the optionee(s) affected, no term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under
Section 422 of the Code or to disqualify any ISO under such Section 422.

         Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee deems appropriate. Each Stock Option grant shall be evidenced by an agreement executed on behalf of the Company by an officer designated by the Committee and accepted by the optionee. Such agreement shall describe the Stock Options and state that such Stock Options are subject to all the terms and provisions of the Plan and shall contain such other terms and provisions, consistent with the Plan, as the Committee may approve.

         (a) Exercise Price. The exercise price per share of Stock purchasable under a Stock Option shall be no less than the Fair Market Value on the day the Stock Option is granted. Fair Market Value shall mean the closing price of the Stock on the New York Stock Exchange ("NYSE") or, if no such sale of Stock occurs on the NYSE on such date, the Fair Market





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Value of the Stock as determined by the Committee in good faith.

         (b)     Option Term.     The term of each Stock Option shall be fixed
by the Committee, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted.

         (c) Exercise of Stock Options. Stock Options shall become exercisable at such time or times and subject to such terms and conditions (including, without limitation, installment exercise provisions) as shall be determined by the Committee, provided, however, that, except as provided in
Section 5(f) or (g) (in the case of death or disability, respectively) and
Section 10, unless otherwise determined by the Committee at or after grant, no Stock Option shall be exercisable prior to six months after the date of the granting of the Stock Option. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time in whole or in part based on Company performance and/or such other factors as the Committee may determine.

         (d) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, or such other instrument as may be permitted in accordance with rules or procedures adopted by the Committee.

         If approved by the Committee, payment in full or in part may also be made (i) by delivering Common Stock already owned by the optionee having a total fair market value on the date of such delivery (as determined by the previous trading day's closing price of the Stock on the NYSE) equal to the option price; (ii) by authorizing the Company to retain shares of Stock which would otherwise be issuable upon exercise of the option having a total fair market value on the date of delivery equal to the option price; (iii) by the delivery of cash on the extension of credit by a broker-dealer to whom the optionee has submitted a notice of exercise (in accordance with Part 220, Chapter II, Title 12 of the Code of Federal Regulations, so-called "cashless" exercise); or (iv) by any combination of the foregoing.

         No shares of Stock shall be transferred until full payment therefor has been made. An optionee shall generally have the rights of a shareholder with respect to shares subject to Stock Options only when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, given the representation described in Section 13(a).





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         (e)     Non-Transferability  of Stock Options.  Except as provided hereunder, no Stock Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee. At the request of an optionee, Stock purchased upon exercise of a Stock Option may be issued or transferred into the name of the optionee and another person jointly with rights of survivorship.

         (f) Termination by Death. If an optionee's employment by the Company terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable at the time of death or on such accelerated basis as the Committee may determine at or after grant, by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such other period up to three years as the Committee may specify) from the date of death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

         (g) Termination by Reason of Disability or Retirement. If an optionee's employment by the Company terminates by reason of disability, as defined under the Company's long-term disability plan, or retirement, any Stock Option held by such optionee will become exercisable upon approval of the Committee and may thereafter be exercised by the optionee for a period of three years (or such shorter period as the Committee may specify) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that, if the optionee dies within such three-year period (or such shorter period), any unexercised Stock Option held by such optionee shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of termination of employment by reason of disability or retirement, if an ISO is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such ISO shall thereafter be treated as an NQSO.

         (h) Other Termination of Employment. Unless otherwise determined by the Committee at or after grant, if an optionee's employment by the Company terminates for any reason other than death, disability or retirement, the optionee will have one month from the date of termination to exercise any and all Stock Options that are then exercisable, except that, if the termination was for Cause, any and all Stock Options shall be immediately cancelled. For the purpose of the Plan, "Cause"





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means a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, or a participant's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company, as determined by the Committee.

         (i) ISO Limitations. To the extent required for "incentive stock option" status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which ISOs are exercisable for the first time by the optionee during any calendar year under the Plan and any other stock option plan of the Company and its affiliates, shall not exceed $100,000.

SECTION 6.  RESTRICTED STOCK.

         The provisions of Restricted Stock awards need not be the same with respect to each recipient. Restricted Stock awards shall consist of awards of Company Stock and shall be subject to the following restrictions and conditions.

         (a)     Price.   The purchase price for shares of Restricted Stock
shall be set by the Committee and may be zero.

         (b) Restricted Stock Award Agreement. Awards of Restricted Stock must be accepted by an employee within a period of 60 days (or such shorter periods as the Committee may specify at grant) after the award date, by executing a Restricted Stock Award Agreement and paying whatever price, if any, is required under Section 6(a).

         The prospective recipient of a Restricted Stock award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.

         (c) Stock Certificate and Legends. Each participant receiving a Restricted Stock award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award, substantially in the following form:

         The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of Commercial Intertech





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        Corp.'s Stock Option and Award Plan of 1995 and an Agreement entered into between the registered owner and Commercial Intertech Corp. Copies of such Plan and Agreement are on file in the offices of Commercial Intertech Corp.

         The Committee may require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

         (d) Stock Restrictions. Subject to the provisions of this Plan and the applicable Restricted Stock Award Agreement, during a period set by the Committee commencing with the date of such award and ending not earlier than the third anniversary of the date of the grant of the award (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber shares of Restricted Stock awarded under the Plan.


         (e) Shareholder Rights. Except as provided in this Section 6, the recipient shall have, with respect to the shares of Restricted Stock covered by any award, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends; provided, however, that unless otherwise determined by the Committee, any dividends on such shares shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying award to the extent shares are available under Section 4.

         (f) Termination of Employment. Except as otherwise provided in this Section 6 and in the applicable Restricted Stock Award Agreement, upon termination of a participant's employment with the Company if, but only if, the participant incurs a termination of employment during the Restriction Period due to the participant's death, disability, retirement, or involuntarily and without cause, the Committee, at its discretion, may provide for waiver of all or a portion of the restrictions applicable to unvested Restricted Stock awards. If termination occurs for any other reason during the Restriction Period for a given award, all shares still subject to restriction shall be forfeited by the participant.

         (g) Expiration of Restriction Period. If and when the Restriction Period expires without a prior forfeiture





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of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the participant.

         (h) Relation to Section 8. Restricted Stock granted in respect of an Annual Incentive Award under Section 8 shall be regarded as Restricted Stock granted under this Section 6.

SECTION 7.  PERFORMANCE SHARES.

         (a) Subject to the terms and conditions described below, Performance Shares may be granted to participants at any time and from time to time as determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares granted to each participant; provided, however, that no participant may earn more than 65,000 Performance Shares with respect to any Performance Period (as defined below).

         (b) Price. The purchase price for Performance Shares shall be zero unless otherwise specified by the Committee.

         (c) Performance Share Agreement. Prior to the beginning of the applicable Performance Period (as defined below), subject to the provisions of this Plan, all the terms and conditions of an award of Performance Shares shall be determined by the Committee in its discretion and shall be confirmed by a Performance Share Award Agreement which shall be executed by the Company and the recipient.

         (d) Performance Periods. Any time period (the "Performance Period") relating to a Performance Share award shall be at least two years in length.

         (e) Performance Goals. Performance Shares shall be earned based upon the financial performance of the Company or an operating group of the Company during a Performance Period. Prior to the beginning of the applicable Performance Period, the Committee will establish in writing targets for return on equity of the Company (and/or an operating group of the Company, if applicable) over the Performance Period ("Performance Goals"), which Performance Goals, depending on the extent to which they are met, will determine the number of Performance Shares, if any, that will be earned by the participants. Return on equity will be calculated from the consolidated financial statements of the Company and subsidiaries but shall exclude (i) the effects of changes in federal income tax rates, (ii) the effects of unusual and extraordinary items as defined by Generally Accepted Accounting Principles ("GAAP"), (iii) the cumulative effect of changes in accounting principles in accordance with GAAP, and (iv) the effects of acquisitions, mergers, and significant dispositions





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and sales of assets.  The Performance Goals may vary for different Performance
Periods and need not be the same for each participant receiving an award for a Performance Period. The Committee may, in its discretion, subject to the limitations of Section 11, vary the terms and conditions of any Performance Share Award, including, without limitation, the Performance Period and Performance Goals, without shareholder approval, as applied to any recipient who is not a "covered employee" with respect to the Company as defined in
Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"). In the event applicable tax or securities laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

         (f) Earning of Performance Shares. After the applicable Performance Period shall have ended, the Committee shall certify the extent to which the established Performance Goals have been achieved. Subsequently, each recipient of Performance Shares shall be entitled to receive payout on the number of Performance Shares, if any, earned by the recipient over the Performance Period, to be determined as a direct function of the extent to which the Company's Performance Goals have been achieved. A recipient may earn more or less than the number of Performance Shares originally awarded, or no Performance Shares at all. Performance Shares shall be paid in the form of Company Stock. Unrestricted certificates representing such number of shares of Stock as equals the number of Performance Shares earned under the award shall be delivered to the participant as soon as practicable after the end of the applicable Performance Period. Participants shall also be entitled to any dividends or other distributions that would have been paid or earned in respect of such shares of Stock had such shares been outstanding during the period from the initial award date to the final payout on the Performance Shares. Unless otherwise provided, in its discretion, by the Committee, any such dividends or other distributions shall not bear interest.

         (g) Termination of Employment Due to Death, Disability or Retirement or at the Request of the Company Without Cause. In the event the employment of a participant is terminated by reason of death, disability or retirement or by the Company without Cause during a Performance Period, the participant shall receive a prorated payout with respect to the Performance Shares relating to such Performance Period. The prorated payout shall be determined by the Committee, in its sole discretion, and shall be based upon the length of time that the participant held the Performance Shares during the





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Performance Period and based upon the achievement of the established
Performance Goals. Distribution of earned Performance Shares shall be made at the same time payments are made to participants who did not terminate employment during the applicable Performance Period.

         (h) Termination of Employment for Other Reasons. In the event that a participant's employment terminates for any reason other than those reasons set forth in paragraph (g) of this Section 7, all Performance Shares shall be forfeited by the participant to the Company.

         (i) Nontransferability. Performance Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, a participant's rights under the Plan shall be exercisable during the participant's lifetime only by the participant, the participant's legal representative or the recipient of the participant's Performance Shares.

SECTION 8.  ANNUAL INCENTIVE AWARDS.

         (a) Eligibility. Participants designated by the Committee shall be eligible for an annual incentive award ("Annual Incentive Award"), the amount of which will be based on the satisfaction of specified bonus targets ("Award Targets"). Prior to the beginning of each of the Company's fiscal years, the Committee shall establish in writing (i) the Award Targets and (ii) the Annual Incentive Awards which may be earned by participants, based upon the extent to which the Award Targets are achieved ("Award Opportunities"). The Award Targets and Award Opportunities shall be confirmed in agreements between the Company and the participants. The Award Targets shall be functions of one or more of the following Company performance measures, as shall be determined by the Committee: (i) total consolidated net income of the Company and subsidiaries, (ii) group operating income, (iii) operating group return on sales, (iv) operating group return on gross assets and (v) corporate and operating group return on equity. Total net income, group operating income, operating group return on sales, operating group return on gross assets, and corporate and operating group return on equity shall be calculated from the consolidated financial statements of the Company and subsidiaries, but shall exclude (i) the effects of changes in federal income tax rates, (ii) the effects of unusual and extraordinary items as defined in GAAP, (iii) the cumulative effect of changes in accounting principles in accordance with GAAP, and (iv) the effects of acquisitions, mergers, and significant dispositions and sales of assets.





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         (b)     Earning of Annual Incentive Awards.  After the applicable
fiscal year shall have ended, the Committee shall certify the extent to which the established Award Targets have been achieved. Subsequently, the Committee shall calculate the Annual Incentive Award (if any) for each participant, based upon the Award Opportunities established by the Committee prior to the beginning of the applicable year. Each Annual Incentive Award shall be solely a function of the degree to which the established Award Targets have been achieved.

         (c) Payments and Election. Participants may elect to receive Annual Incentive payouts in cash or Restricted Stock or a combination of the two, provided that any election for payment in Restricted Stock is subject to the approval of the Committee. Payouts with respect to a fiscal year will be made within 75 days of the end of such year. To elect the payout of a portion of an Annual Incentive Award in Restricted Stock, a participant must inform the Committee in writing prior to the start of the fiscal year with respect to which payout would be made. Unless modified by the Committee before the beginning of a fiscal year of the Company, terms and conditions of Restricted Stock payouts shall include the following:

         (i) Any portion of an Annual Incentive Award can be elected for payout in Restricted Stock, either in a dollar amount or as a percentage of the total Annual Incentive Award.

         (ii) Restricted Stock will be issued on the same date that cash payouts would be made, based on the closing price of the Stock as of the date of the award ("Closing Price") on the NYSE (or the principal exchange on which the Stock shall then be listed or quoted).

         (iii) The Restricted Stock will be issued pursuant to, and shall be subject to the terms and conditions contained in Section 6 of this Plan. The restriction period will be for a period determined by the Committee of at least three years in duration, after which time the Stock will be released to the participant.

         (iv) The number of shares of Restricted Stock granted to a participant will equal the product of (A) such number of shares of Stock as have an aggregate Closing Price equal to the dollar amount of the Annual Incentive Award elected to be received in the form of Restricted Stock, multiplied by (B) a factor greater than





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         1.00 but less than or equal to 1.30, as determined by the Committee prior to the beginning of the Company's applicable fiscal year.

         (v) If the participant's employment is terminated by reason of death, disability or retirement or by the Company without Cause, the Committee, at its discretion, may provide for waiver of all or a portion of the restrictions applicable to unvested restricted awards.

                 If the participant's employment is terminated for any other reason, the shares of Stock will be forfeited.

         (d)  Amendment of Awards.  The Committee has discretion, subject to
Section 11, to vary the terms and conditions of any Annual Incentive Award, including, without limitation, the Award Targets, without shareholder approval, as applied to any participant who is not a "covered employee" with respect to the Company as defined in Section 162(m) of the Code.

         (e) Performance Threshold. The Committee shall establish minimum levels of Company performance which must be achieved during a fiscal year before any Annual Incentive Awards shall be paid to participants.

         (f) Maximum Awards. The Committee may establish guidelines governing the maximum Annual Incentive Awards that may be earned by participants (either in the aggregate, by employee class or among individual participants), provided that no participant may receive an Annual Incentive Award in an amount (including the value of any Restricted Stock constituting any portion of such Annual Incentive Award) of greater than $850,000 with respect to any fiscal year of the Company.

         (g) Termination of Employment. In the event a participant's employment is terminated for any reason, such participant shall not be entitled to receive any Annual Incentive Award with respect to the fiscal year in which the termination occurs.

SECTION 9.   AWARDS TO BOARD OF DIRECTORS.

         (a) Administration. All Outside Directors shall be eligible to participate in the Plan only as expressly set forth in this Section 9. The Committee shall have no power to determine which Outside Directors may receive Stock Options, the amount of such Stock Options, or the terms of such Stock Options to the extent provided below.

         (b)     Eligibility and Grant of Options.  On the date of each Out-





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side Director's election by shareholders to a new three-year term during the term of the Plan, each Outside Director shall receive a Stock Option to purchase 2,250 shares of the Company's Stock; provided, however, that no Stock Option shall be granted under this Section to an Outside Director to the extent that it would duplicate an award of Stock Options to the Outside Director under the Commercial Intertech Corp. Stock Option and Award Plan of 1993 ("1993 Plan"). All awards of Stock Options to Outside Directors shall be made under the 1993 Plan rather than under this Plan until the earlier of the expiration of the 1993 Plan or the exhaustion of shares of Stock authorized thereunder.

         (c) Terms of Options. All Stock Options granted to Outside Directors shall be NQSOs and shall be issued at Fair Market Value as defined in
Section 5(a).  All other terms applicable to Stock Options, as defined in
Section 5 [with the exception of the provisions of Section 5(c) which apply to the exercisability of the Stock Options and Section 5(i)] and in other sections of this Plan are applicable to Outside Director Stock Options.

         (d) Exercisability of Stock Options. The Stock Options granted to Outside Directors shall become exercisable in three equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each Stock Option granted under the Plan shall expire ten years from the date of the grant, and shall be subject to earlier termination as hereinafter provided.

SECTION 10.  CHANGE IN CONTROL PROVISIONS.

         (a)     Impact of Event.  In the event of:

         (x) a "Change in Control" as defined in Section 10(b),

                 or

         (y) a "Potential Change in Control" as defined in Section 10(c),

the Committee may provide that one or more of the following acceleration and valuation provisions shall apply:

         (i) On the date that such Change in Control or Potential Change in Control is determined to have occurred, any or all Stock Options awarded under this Plan not previously exercisable and vested shall become fully exercisable and vested.

         (ii) The restrictions applicable to any or all Restricted Stock (including Restricted Stock issued in payment of Annual Incentive Awards) and





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         Performance Share awards shall lapse and such shares and awards shall be fully vested.

         (b) Definition of "Change in Control." For purposes of Section 10(a), a "Change in Control" shall be deemed to have occurred if:


         (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted to cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or

         (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or

         (iii) any person [as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")], other than the Company or a subsidiary or any employee benefit plan sponsored by the Company or a subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of director, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or

         (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote





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
         of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

         For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(1)(as in effect on the Approval Date) pursuant to the Exchange Act.

         (c)     Definition of "Potential Change in Control."  For purposes of
Section 10(a), a "Potential Change in Control" means the happening of any one of the following:

         (i) The entering into an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 10(b); or

         (ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or any Company employee benefit plan, including any trustee of such plan acting as such trustee) of securities of the Company representing 5% or more of the combined voting power of the Company's outstanding securities, and the adoption by the Board of a resolution to the effect that a "Potential Change in Control" of the Company has occurred for the purposes of this Plan.

         (d) Change in Control Price. For the purposes of this Section 10, "Change in Control Price" means the highest price per share paid in any transaction reported on the NYSE (or the principal exchange on which the Stock is listed or quoted), or paid or offered in any bona fide transaction related to an actual or Potential Change in Control of the Company, at any time during the preceding sixty-day period as determined by the Committee.

SECTION 11.  AMENDMENTS AND TERMINATION.

         The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee or participant under any award theretofore granted, without the optionee's or participant's consent, or which, without the approval of the Company's stockholders, would:

         (a) except as expressly provided in the Plan, increase the total number of shares reserved for purposes of the Plan;





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
         (b) change the class of employees eligible to participate in the Plan;

         (c) extend the maximum option period under Section 5(b) of the Plan; or

         (d)     increase materially the benefits under the Plan.

         The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent, nor shall any amendment provide for a reduction in the exercise price of a Stock Option except as permitted under Section 4 (respecting an adjustment due to a stock dividend, split, combination, etc.), nor shall any amendment to a Restricted Stock award accelerate vesting other than as permitted in Section 6.

         The provisions regarding Stock Options granted to Outside Directors pursuant to Section 9 above shall not in any case be amended more often than once in any six-month period other than to comply with changes in the Code or the Employee Retirement Income Security Act, or the rules thereunder.

         Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in applicable tax and securities laws and accounting rules, as well as other developments.

SECTION 12.  UNFUNDED STATUS OF PLAN.

         The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Stock not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments hereunder consistent with the foregoing.

SECTION 13.  GENERAL PROVISIONS.

         (a) Share Transfer and Distribution. The Committee may require each person purchasing shares pursuant to a Stock Option or Restricted Stock award under the Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

         All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock-





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
transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         (b) Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for its employees.

         (c) No Right to Employment. The adoption of the Plan shall not confer upon any employee of the Company any right to continued employment with the Company nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.

         (d) Tax Withholding. It shall be a condition to the performance of the Company's obligations to issue or transfer Shares upon exercise of a Stock Option, that the optionee pay or make provision satisfactory to the Company for the payment of any taxes (other than stock transfer taxes) which the Company is obligated to collect with respect to the issuance of such Shares upon such exercise. Subject to limitation by the Committee, optionees may elect to have the Company withhold Shares otherwise issuable upon the exercise of a Stock Option to cover federal and state withholding obligations incident to such exercise and to request that shares be withheld to pay withholding taxes in excess of the statutory minimum, as long as the amount does not exceed the participant's estimated total federal, state and local tax obligations associated with the transaction, including FICA taxes to the extent applicable.

         The optionees' elections are subject to the following restrictions:

         (1) elections must be made on or prior to the date as of which the amount of tax to be withheld is determined;

         (2)     elections are irrevocable; and

         (3)     elections are subject to the disapproval of the Committee.

         Participants subject to Section 16(b) of the Securities Act of 1934 are subject to additional restrictions, as required pursuant to the securities laws, and the rules and regulations promulgated thereunder.

         (e) Beneficiaries. The Committee shall establish such procedures as it deems appropriate for a





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
participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid.

         (f) Laws Governing. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Ohio.

SECTION 14.  EFFECTIVE DATE OF PLAN.

         The Plan shall be effective on the date it is approved by the stockholders of the Company. Grants made prior to such stockholder approval shall be contingent on such approval.

SECTION 15.  TERM OF PLAN.

         No award shall be granted pursuant to the Plan on or after the tenth anniversary of the effective date of the Plan, but awards granted prior to such tenth anniversary may extend beyond that date.

SECTION 16.  MISCELLANEOUS.

         For purposes of this Plan, the term retirement shall mean (1) termination of employment with a pension under the provisions of any retirement plan for employees of Commercial Intertech Corp. or a domestic or foreign subsidiary corporation or (2) termination of employment following attainment of age 65 regardless of eligibility for pension.





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